Exhibit 10.1

Letter Agreement

GREEN TECHNOLOGY SOLUTIONS, INC.

14173 Northwest Freeway, Suite 237     ◆     Houston, Texas 77040

July 23, 2019

Mr. John McConkie

Chief Executive Officer

Grupo Milagro, LLC

25212 Stockport St., Suite 92

Laguna Hills, CA 92653

Re: Letter Agreement for acquisition of control of Green Technology Solutions

Dear Mr. Conkie

This letter will confirm our recent discussions with respect to a proposed series of transactions with Green Technology Solutions (“Company”) for you to acquire control of the Company, convert a private company to public ownership that will result in the Company being a well-managed, successful operating company that creates substantial shareholder value.

It is our intention that this letter and the Escrow Agreement referred to hereinafter constitute the final agreement between us.

We both understand that the Company is a Nevada corporation, authorized to issue 500 million shares of capital stock, of which 480 million are shares of common stock and 20 million are shares of preferred stock. The most recent information available reports 14,069,575 common shares and 1,000,000 preferred shares outstanding. In addition, 17 shares are held in treasury.

Effective May 15, 2014 the Company:

(1)	Reincorporated from Delaware to Nevada.

(2)	Exchanged each whole share of common stock of the Nevada Company for each 300 shares of common stock of the Delaware Company.

(3)	Adopted the 2014 Omnibus Equity Incentive Plan.

(4)	Adopted Nevada Articles of Incorporation that:

(a)	authorizes the board of directors to change the Company name to a name selected by the directors,

(b)	established corporate codes and committees of the board of directors.

(c)	increased the number of shares of capital stock the Company is authorized to issue; and

(d)	authorized the issuance of preferred stock with preferences, limitations, and relative rights designated by the directors.

It is understood that the Company’s fiscal year end is a calendar year and the most recent EDGAR filing is Form 10-Q for the quarter ended March 31, 2016

It is understood that successfully reaching our desired objective will require several actions, including the following:

(1)	You purchase [i] 1,000,000 shares of the Company’s Series E Preferred Stock and [ii] 50% of of the principal amount of outstanding convertible promissory note (“Notes) for the cash sum of $300,000 (“Purchase Price”). The holder will provide a true and correct copy of the Notes along with proof of payment.

(2)	Transfer of the Notes and Preferred Stock will be facilitated by the escrow agreement attached.

(3)	Confirm engagement of Sonfield & Sonfield, Houston, Texas (contact Bob Sonfield [herein, ” Sonfield”] )) as corporate counsel to document and manage the transaction.

(4)	You commence accounting and auditing as set out below.

(5)	You audit Grupo Milagro, LLC, execute LOI for acquisition by the Company [Sonfield to supply you with a draft LOI once this Letter is fully executed] for inclusion in 10-K with current financial information

(6)	The Company will cause the auditors named below in (11) [“New Auditors”] to audit financial statements for the three fiscal years ended December 31, 2018, and cause to be reviewed all quarterly financial statements through June 30,2019. All such quarterly and yearend financial statements are collectively herein referred to as the “Up-dated Financial Statements”. You will pay $ 30,000 for the Up-dated Financial Statements based upon the good faith estimate by the New Auditors. The Company will pay all charges and expenses of the New Auditors in excess of $30,000.

(7)	You prepare and file all necessary reports with the Securities and Exchange Commission

(8)	Elect new officers and directors of Company chosen by you.

(9)	Transfer of the Company security transfer agent from Pacific Stock to another transfer agent mutually satisfactory to the you and the Company.

(10)	At Company’s expense, payoff and discharge the current accountant and transfer Company accounting records to Wesley Middleton, managing partner of Baker Tilly Virchow Krause, LLP, Houston, Texas [“BTVK”], or another account selected by the Company, to update the Company financial accounting for audit. The Company will pay all fees and expenses of BTVK.

(11)	Confirm engagement of M&K CPAs PLLC, Houston, Texas, (contact, Casey Kinchen) to audit the Company financials at 21/31/16, 12/31/17 and 12/31/18 and review the unaudited 10Qs prepared by, BTVK, the accountants referred to in (10) above.

(12)	Delivery of the Notes and Purchase Price.is specified in the escrow agreement of even date herewith.

(13)	You will engage a filing person to Edgarize and file Form 10-K acceptable to the Company.

(14)	Include audited financials in 10-K Edgarize, add XBRL and file to update.

(15)	Purchase a NOBO list from Broadridge using Request Form V6

(16)	Immediately after filing 10-K:

(a)	prepare, then revise and execute and close an Agreement and Plan of Reorganization among the Company and shareholders of Milagro for tax free acquisition of Milagro by the Company,

(b)	update Nevada corporate filings,

(c)	at your sole discretion, continue Company in Wyoming,

(d)	if necessary and at your sole discretion, amend Company articles in Wyoming to permit shareholder action by written consent,

(e)	If you want, Company name change

(f)	If necessary, get a new trading symbol.

(g)	submit application to OTC Markets for trades reported by OTCQB tier,

(h)	prepare press release (can do for $100 each) and distribute (will publish unlimited words for $299 each) announcing current filing and LOI with your company

It is, of course, understood that the escrow agreement describes the method for payment of the purchase price and delivery of the Notes and Preferred Stock.

If the foregoing meets with your approval, please execute and return a copy of this Letter Agreement, whereupon this letter shall constitute an agreement between us in accordance with the terms and conditions set forth herein.

Green Technology Solutions, Inc.	Grupo Milagro, LLC

/s/ Robert L. Sonfield, Jr.	/s/ John McConkie
Robert L. Sonfield, Jr.	By: John McConkie
Corporate Counsel	CEO
07/26/2019	07/26/2019